UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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DIGI INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DIGI INTERNATIONAL INC.

11001 Bren Road East

Minnetonka, Minnesota 55343

952-912-3444

December 12, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Monday, January 26, 2015.

The Secretary’s Notice of Annual Meeting and the Proxy Statement that follow describe the matters to come before the meeting. We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Joseph T. Dunsmore

Chairman of the Board

DIGI INTERNATIONAL INC.

Notice of Annual Meeting of Stockholders

to be held on

January 26, 2015

The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Monday, January 26, 2015, for the following purposes:

1.	To elect two directors for a three-year term and one director for a two-year term.

2.	To cast a non-binding advisory vote on executive compensation (“Say-on-Pay”).

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending September 30, 2015.

4.	To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed November 28, 2014 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote your shares by proxy as quickly as possible. You may revoke your proxy at any time prior to its exercise, and voting by proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

David H. Sampsell

Vice President, General Counsel & Corporate Secretary

Minnetonka, Minnesota

December 12, 2014

PROXY STATEMENT

GENERAL INFORMATION

Proxies are being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use in connection with the Annual Meeting of Stockholders to be held on Monday, January 26, 2015, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on November 28, 2014, which is the record date for the meeting fixed by our Board of Directors, will be entitled to vote at such meeting or adjournments.

The address of our principal executive office is 11001 Bren Road East, Minnetonka, Minnesota 55343 and our telephone number is (952) 912-3444. The mailing of this Proxy Statement and form of proxy, or a Notice Regarding the Availability of Proxy Materials, to stockholders will commence on or about December 12, 2014.

Shares of Common Stock Outstanding on Record Date. Our Common Stock, par value $.01 per share, is our only authorized and issued voting security. At the close of business on November 28, 2014, there were 24,102,171 shares of Common Stock outstanding, each of which is entitled to one vote.

Vote Required on Proposals

•

Election of Directors – A plurality of the votes of our outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

•

Say-on-Pay Proposal – The Say-on-Pay proposal is advisory and not binding. We will consider stockholders to have approved, on an advisory basis, our executive compensation if the number of votes “for” the proposal exceeds the number of votes “against” the proposal.

•

Ratification of Auditors – The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of the proposal to ratify the appointment of auditors.

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of the Say-On-Pay proposal; however, an abstention will have the effect of a vote against the ratification of auditors.

Expenses of Soliciting. We will pay the cost of soliciting proxies. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, email or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

Stockholder Proposals. Stockholder proposals (other than director nominations) that are submitted for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders must follow the procedures set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and our By-Laws. To be timely, such proposals must be received by us at our principal executive office no later than August 14, 2015.

If a stockholder does not submit a proposal for inclusion in our proxy statement but desires to propose an item of business to be considered at an annual meeting of stockholders or to nominate persons for election as director at an annual meeting, then the stockholder must give timely written notice of such proposal or nominations to our Secretary at our principal executive office. To be timely under our By-Laws, we must receive notice of the stockholder’s intention to propose an item of business or to nominate persons for election as director not less than 120 days before the first anniversary of the date of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, in which case such notice will be timely only if delivered not less than 120 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting), and the notice must otherwise comply with certain other requirements contained in our By-Laws as well as all applicable statutes and regulations.

Assuming that our next annual meeting of stockholders is held not more than 30 days before nor more than 60 days after the one-year anniversary of this year’s Annual Meeting, we must receive notice of a stockholder’s intention to propose an item of business or nominate persons for election as a director on or before September 28, 2015. A stockholder’s notice will not be deemed to be submitted until we have received all of the required information.

HOW TO VOTE

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 10:59 p.m. Central Standard Time on Sunday, January 25, 2015. If you received a Notice Regarding the Availability of Proxy Materials, you may vote as instructed in the notice. If you received paper copies of this Proxy Statement, you may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record and received a paper copy of the proxy card by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the envelope provided. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form.

At the Meeting. The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at our executive offices before the meeting, or at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 26, 2015:

The Proxy Statement and Annual Report to Stockholders are available at:

http://materials.proxyvote.com/253798

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock, as of November 28, 2014, by each of our directors or nominees for director, by each of our executive officers named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by us to own beneficially more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage Outstanding Shares
Directors, nominees and executive officers:
Joseph T. Dunsmore	930,980	(2)	3.7%
Steven E. Snyder	256,961	(3)	1.1%
Michael R. Dannenfeldt(4)	45,000	(5)	*
Kevin C. Riley	84,382	(6)	*
Joel K. Young	379,029	(7)	1.5%
Guy C. Jackson	159,988	(8)(9)	*
Satbir Khanuja, Ph.D.	11,796	(9)	*
Ronald E. Konezny	—		—
Kenneth E. Millard	123,988	(9)(10)	*
Ahmed Nawaz	226,822	(9)(11)	*
William N. Priesmeyer	141,738	(9)(12)	*
Girish Rishi	11,796	(9)	*
All directors, nominees and executive officers as a group (15 persons)	2,796,979	(13)	10.5%

Other beneficial owners:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,124,649	(14)	13.0%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,131,086	(15)	8.8%
Edgepoint Investment Group Inc. 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X0, Canada	2,689,963	(16)	11.2%
Riverbridge Partners LLC 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402	2,862,072	(17)	11.9%

*	Less than one percent.
(1)

Fractional shares are rounded to the nearest whole share. Unless otherwise indicated in footnote below, (i) the listed beneficial owner has sole voting power and investment power with respect to such shares, and (ii) no director or executive officer has pledged as security any shares shown as beneficially owned.

(2)	Includes 919,906 shares subject to options that were exercisable within 60 days of November 28, 2014.
(3)

Includes 243,344 shares subject to options that were exercisable within 60 days of November 28, 2014 and 4,167 shares subject to restricted stock units scheduled to vest and/or settle within 60 days of November 28, 2014.

(4)	Resigned from all positions with the Company effective November 26, 2014.
(5)	All shares subject to options that were exercisable within 60 days of November 28, 2014.
(6)

Includes 75,938 shares subject to options that were exercisable within 60 days of November 28, 2014 and 7,500 shares subject to restricted stock units scheduled to vest and/or settle within 60 days of November 28, 2014.

(7)

Includes 373,334 shares subject to options that were exercisable within 60 days of November 28, 2014 and 4,167 shares subject to restricted stock units scheduled to vest and/or settle within 60 days of November 28, 2014.

(8)	Includes 140,681 shares subject to options that were exercisable within 60 days of November 28, 2014.
(9)	Includes 6,869 shares subject to restricted stock units scheduled to vest on the date of the 2015 annual meeting of stockholders.
(10)	Includes 109,681 shares subject to options that were exercisable within 60 days of November 28, 2014.
(11)	Includes 112,515 shares subject to options that were exercisable within 60 days of November 28, 2014.
(12)	Includes 124,431 shares subject to options that were exercisable within 60 days of November 28, 2014.
(13)

Includes 2,548,155 shares subject to options that were exercisable within 60 days of November 28, 2014 and 73,716 shares subject to restricted stock units scheduled to vest and/or settle within 60 days of November 28, 2014.

(14)	Based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 9, 2014 reflecting beneficial ownership as of December 31, 2013.
(15)

Based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 10, 2014 reflecting beneficial ownership as of December 31, 2013. Dimensional Fund Advisors LP had sole voting power over 2,069,725 shares and sole dispositive power over all 2,131,086 shares. Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over securities that are owned by four investment companies to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP may act as adviser or sub-adviser (collectively, the “Funds”), and may be deemed to be the beneficial owner of the shares held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(16)

Based on information reported to the SEC in an amended Schedule 13G filed by EdgePoint Investment Group Inc. on January 28, 2014 reflecting beneficial ownership as of December 31, 2013. EIG is an advisor/portfolio manager (investment fund manager) registered with the Ontario Securities Commission and is the advisor/portfolio manager to each of (ii) Cymbria Corporation (“Cymbria”), a closed end fund corporation; (iii) EdgePoint Global Growth & Income Portfolio (“EPG G&I”), a mutual fund trust; (iv) EdgePoint Global Portfolio (“EPG”), a mutual fund trust; and (v) St James’s Place Global Equity Unit Trust (“SJPGEUT” and together with Cymbria, EPG G&I, and EPG, the “Funds”), a unit trust collective investment scheme. EIG and each of the Funds are party to an investment management agreement pursuant to which all voting and dispositive power over securities held by each Fund is delegated to EIG. The investment management agreement can be terminated by any party on 60 days’ prior notice with the exception of SJPGEUT where 90 days’ prior notice is required by EIG and no notice by is required by SJPGEUT. As of December 31, 2013, EPG beneficially owned 1,361,100 shares, representing greater than 5% of our outstanding common stock, of which EPG possessed sole voting power over 83,309 shares and sole dispositive power over 124,945 shares.

(17)	Based on information reported to the SEC in an amended Schedule 13G filed by Riverbridge Partners LLC on February 4, 2014 reflecting beneficial ownership as of December 31, 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business is overseen by our Board of Directors with the number of directors, not less than three, fixed from time to time by the Board of Directors. The Board of Directors is divided into three classes as nearly equal in number as possible, and directors are typically elected to a designated class for a term of three years. The Board of Directors has fixed at three the number of directors to be elected to the Board at the 2015 Annual Meeting of Stockholders. The Nominating and Governance Committee has nominated our newly appointed Chief Executive Officer, Mr. Ronald E. Konezny, to stand for election for a two-year term and Messrs. William N. Priesmeyer and Girish Rishi to stand for election for three-year terms. Kenneth E. Millard, whose present term as a director is set to expire at the 2015 Annual Meeting of Stockholders is retiring from the Board and is not standing for re-election. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.

Each of the nominees named below is currently a director of our Company, and each has indicated a willingness to serve as a director. The Nominating and Governance Committee of the Board of Directors selected each of the nominees named below. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee selected by the Nominating and Governance Committee.

Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2015 Annual Meeting:

Nominee for Term Expiring in 2017:

Ronald E. Konezny, age 46

Mr. Konezny has been elected as a member of our Board of Directors effective upon the commencement of his employment as our President and Chief Executive Officer. He is scheduled to commence his employment with us on December 17, 2014. In connection with his appointment as our President and Chief Executive Officer, he has resigned his position as Vice President, Global Transportation and Logistics division of Trimble Navigation Limited, a global provider of navigation and range-finding equipment and related solutions. He had served in that role since September 2013. Prior to this position he served from August 2011 to September 2013 as the General Manager of this division and as the Chief Executive Officer of PeopleNet, Inc. after PeopleNet was acquired by Trimble in 2011. Prior to joining Trimble, Mr. Konezny was a founder of PeopleNet where he held a variety of executive positions since 1996, including Chief Technology Officer, Chief Financial Officer, Chief Operating Officer and, from September 2007 through PeopleNet’s acquisition by Trimble, Chief Executive Officer. PeopleNet is a leading provider of telematics solutions for the transportation industry. Mr. Konezny also presently serves on the board of directors of I.D. Systems, Inc.

Mr. Konezny has extensive experience in the wireless M2M industry working with solutions comprised of hardware and cloud-based applications. He brings extensive leadership experience in corporate strategy, manufacturing, operations, technology, finance and business development to the Board.

Nominees for Terms Expiring in 2018:

William N. Priesmeyer, age 69

Mr. Priesmeyer has been a member of our Board of Directors since November 2005 and will begin serving as our non-executive Chairman of the Board on December 17, 2014. He retired as Chief Executive Officer of Cymbet Corporation, a manufacturer of solid state batteries for the semiconductor industry, in December 2014. He had served in this position with Cymbet since 2001.

Mr. Priesmeyer served as Senior Vice President and Chief Financial Officer of Jostens Inc., a producer of educational products, from 1997 to 2001. Prior to that, he held Chief Financial Officer positions at Waldorf Corporation, DataCard Corporation and Onan Corporation and was a Vice President at The Pillsbury Company. Mr. Priesmeyer began his career at Xerox Corporation.

As a former CEO and board member of a technology company, Mr. Priesmeyer brings to our Board extensive leadership experience in corporate strategy, manufacturing, operations, technology and finance. In addition, Mr. Priesmeyer has held chief financial officer positions in both publicly held and private companies where he employed his expertise overseeing all global financial, mergers and acquisitions, and risk management functions on a daily basis. Mr. Priesmeyer provides a continuous improvement perspective towards Company financial performance and operations for the Board. Mr. Priesmeyer’s experience qualifies him as an Audit Committee financial expert.

Girish Rishi, age 45

Mr. Rishi has been a member of our Board since June 2013. Since October 2014, he served as Senior Vice President, Enterprise at Zebra Technologies. Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently, since January 2013. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, where he eventually led the Europe, Middle East and Africa region.

Mr. Rishi brings to our Board a breadth of leadership experience in strategy, operations and marketing. His role in building category-leading, solutions-focused, global businesses is especially valuable as the Company evolves its strategy to provide broad-based M2M solutions.

Directors Whose Terms Expire in 2016:

Guy C. Jackson, age 72

Mr. Jackson has been a member of our Board of Directors since November 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as the audit partner on a number of public companies. Mr. Jackson also serves as a director and chair of the audit committees of Cyberonics, Inc. and Life Time Fitness, Inc. He is a former director of EpiCept Corporation and Urologix, Inc.

Mr. Jackson brings more than 35 years of finance, audit and accounting experience to the Board. Both as a director and as Chair of the Audit Committee, Mr. Jackson’s significant leadership and professional expertise in audit and finance provide a valuable perspective for the Board regarding financial processes, financial risk management, mergers and acquisitions and corporate governance. In addition, Mr. Jackson’s past professional and other outside board experiences provide a broad strategic and operating perspective that is valuable to the Board. Mr. Jackson’s experience qualifies him as an Audit Committee financial expert.

Ahmed Nawaz, age 65

Mr. Nawaz has been a member of our Board of Directors since October 2006. Since May 2013, Mr. Nawaz has served as Executive Vice President of Worldwide Sales of Conexant Systems, Inc., a global manufacturer of semiconductors. Prior to joining Conexant, Mr. Nawaz was Executive Vice President, Wireless Solutions Group at Spansion Inc. from October 2010 until November 2011 when he retired from his employment with that company. From July 2009 to October 2010, Mr. Nawaz was Executive Vice President of Worldwide Sales, Marketing and Corporate Development at Spansion Inc. and from November 2006 to June 2009, he was Executive Vice President for the Wireless Solutions Division at Spansion Inc. In March 2009, Spansion Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Mr. Nawaz was a management consultant during 2006. Prior to that, Mr. Nawaz was Executive Vice President, Worldwide Sales of Agere Systems Inc., a provider of integrated circuit solutions, from 2001 to 2005. Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from 2000 to 2001 and President, Integrated Circuits Division, from 1998 to 2000 of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz was Vice President of Lucent’s Network Communications business unit from 1996 to 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.

As a highly accomplished world-wide executive in the semiconductor and telecommunications industries, Mr. Nawaz has extensive leadership expertise in sales, marketing, distribution, industry strategy and international management. His valuable experiences leading and managing large global operations with semiconductor and wireless technologies give Mr. Nawaz particular insights and perspectives important to the Board for future direction of our Company. In addition, Mr. Nawaz’s executive multinational management experiences in sales and product management, particularly in Asia Pacific, lend global technology insights to the Board view of future strategic direction.

Director Whose Term Expires in 2017:

Satbir Khanuja, Ph.D., age 47

Dr. Khanuja has been a member of our Board since June 2013. He has been the President and Chief Executive Officer of DataSphere Technologies, Inc., an online marketing company, since 2008. Dr. Khanuja served as Senior Vice President of Marketing and Business Development of Second Space, Inc., an online services company operating a network of immersive lifestyle-oriented web sites, from 2006 to 2008. Prior to that, he held a variety of roles at Amazon.com from 1996 to 2006, including Vice President IMDb.com and Amazon In-Theater and Vice President, Worldwide Traffic. Before joining Amazon.com, Dr. Khanuja was an Engagement Manager with McKinsey & Company from 1998 to 1999.

Dr. Khanuja provides the Board with extensive leadership experience in marketing, operations and strategy. His role in the development of internet based businesses is very valuable as the Company develops Device Cloud by Etherios™ and cloud-based application solutions such as The Social Machine®.

Director Independence

None of the directors or director nominees are related to any other director, director nominee or executive officer of our Company. The Board of Directors has determined that Messrs. Jackson, Millard, Nawaz, Priesmeyer and Rishi and Dr. Khanuja, who constitute more than a majority of the Board of Directors, are “independent directors” as defined in the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”).

Board Leadership Structure

Our Company does not have a written policy with respect to separation of the roles of Chief Executive Officer and Chairman of the Board because our Board of Directors believes it is in the best interests of our stockholders to make that determination based on the applicable circumstances. However, our Board has a policy that whenever the roles of Chief Executive Officer and Chairman of the Board are combined, the Board will appoint an independent Lead Director.

Mr. Dunsmore served as both our Chairman and Chief Executive Officer from 2000 until his retirement from these positions in December 2014, and Mr. Nawaz has served as our independent Lead Director since 2009. Mr. Dunsmore served in both capacities primarily because of his extensive knowledge of the strategy and day-to-day operations of our business. In connection with Mr. Dunsmore’s retirement and the appointment of Mr. Konezny to serve as our new Chief Executive Officer effective December 17, 2014, the Board determined that the role of Chairman should be held by a director with significant experience working with our business. Effective December 17, 2014, Mr. Priesmeyer will serve as non-executive Chairman of the Board. The Board believes Mr. Priesmeyer’s tenure as a member of the Board, his familiarity with our business and his long-time role as chair of the Nominating and Governance Committee of our Board qualifies him to serve as our non-executive Chairman. The Board has determined that, based on the current characteristics and circumstances of the Company at this time, separating the roles of Chairman and Chief Executive Officer is appropriate and in the best interests of our stockholders.

As our non-executive Chairman, Mr. Priesmeyer will: (i) preside as chair of meetings of the Board of Directors; (ii) organize, convene and preside over executive sessions of the independent directors, (iii) serve as a liaison between the Chief Executive Officer and the independent directors, (iv) consult with the Chief Executive Officer and other members of management in establishing schedules and agendas for meetings of the Board of Directors, and (v) serve in such other capacities with such other duties as the independent directors may determine from time to time. The Board of Directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of the Company at present.

The Board’s Role in Risk Oversight

The Board of Directors is involved actively in the oversight of risks facing our Company and endeavors to provide management with guidance on the mitigation of identified risks. While the Board of Directors generally is responsible for overall risk management, certain committees of the Board of Directors are responsible for specific areas of risk relating to their respective focuses:

•	Our Audit Committee is responsible for the oversight of financial risk relating to our consolidated financial statements, financial reporting processes and internal controls over financial reporting.

•

Our Compensation Committee is responsible for the oversight of company-wide compensation risk and reviews on an annual basis whether the risks arising from our compensation policies and practices with respect to our employees generally are reasonably likely to have a material adverse effect on the Company.

•	Our Nominating and Governance Committee monitors the risks related to our governance structure, policies and procedures.

The chair of each committee is responsible for reporting to the full Board of Directors the activities of the committee, the significant issues that have been presented to or otherwise discussed by the committee, and the committee’s final determination with respect to such issues, as appropriate. By leveraging the particular competencies of its committees, the Board of Directors actively utilizes its leadership structure to administer its role in the risk oversight of the Company.

Risks Arising from Compensation Policies and Practices

Our management recently conducted an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared a report and analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors met 15 times during fiscal 2014. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during fiscal 2014. We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Following is a description of the functions performed by each of these committees.

Audit Committee

Our Audit Committee presently consists of Messrs. Jackson (Chairman), Millard and Priesmeyer and Dr. Khanuja. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC. The Board of Directors has determined that all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the Board of Directors has determined that all members have the financial experience required by the applicable Nasdaq listing standards. The Board of Directors has determined that Messrs. Jackson, Millard and Priesmeyer are each an “audit committee financial expert” as defined by applicable regulations of the SEC. The Audit Committee oversees our accounting, internal controls and financial reporting process by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The Audit Committee also provides oversight of the company’s internal audit processes and, as discussed below under “Related Person Transaction Approval Policy”, is responsible for the review and approval or ratifications of transactions under our Related Person Transaction Approval Policy. The Audit Committee met eight times during fiscal 2014. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the Investor Relations section of our website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect changing circumstances and requirements.

Compensation Committee

We have a Compensation Committee presently consisting of Messrs. Millard (Chairman), Jackson, Nawaz and Rishi. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and reviews the annual incentive compensation structure. The Compensation Committee also oversees our benefit plans and the (Digi International Inc. Stock Option Plan), the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee Stock Purchase Plan, the Digi International Inc. 2000 Omnibus Stock Plan, the Digi International Inc. 2013 Omnibus Incentive Plan, and the Digi International Inc. 2014 Omnibus Incentive Plan. The Compensation Committee met nine times during fiscal 2014. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Compensation Committee reviews the Compensation Committee Charter annually and may recommend to the Board of Directors revisions to the Compensation Committee Charter to reflect changing circumstances and requirements. The processes and procedures used by the Compensation Committee for considering and determining executive and director compensation are described below under “Executive Compensation – Compensation Discussion and Analysis” starting on page 12.

Nominating and Governance Committee

We have a Nominating and Governance Committee, presently consisting of Messrs. Priesmeyer (Chairman), Nawaz and Rishi and Dr. Khanuja. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in the applicable Nasdaq listing standards.

The Nominating and Governance Committee selects candidates as nominees for election as directors, advises the Board of Directors about the appropriate composition of the Board of Directors and its committees and oversees corporate governance matters. The Nominating and Governance Committee met five times during fiscal 2014. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Nominating and Governance Committee reviews the Nominating and Governance Committee Charter annually and may recommend to the Board of Directors revisions to the Nominating and Governance Committee Charter to reflect changing circumstances and requirements.

Director Nominee Selection Process and Criteria

The Nominating and Governance Committee generally identifies director candidates based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating and Governance Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. We do not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board of Directors, in addition to other factors it deems appropriate based on the current needs and desires of the Board of Directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, and high-level managerial experience;

•

whether the member/potential member is subject to a potentially disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•

whether the member/potential member assists in achieving a mix of members on the Board of Directors that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as us;

•	whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board of Directors; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by addressing correspondence to Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman of the Board. Mr. Priesmeyer will begin service as our non-executive Chairman on December 17, 2014. The non-executive Chairman will forward communications directed at particular members of the Board of Directors directly to the particular members. Communications directed to the Board of Directors in general will be handled by the non-executive Chairman.

We do not have a policy regarding attendance of members of the Board of Directors at annual meetings of our stockholders. Mr. Dunsmore, who at the time was our Chairman and Chief Executive Officer, was the only director who attended the January 2014 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent, outside directors. No member of this committee was at any time during fiscal 2014 or at any other time an officer or employee of the Company or any of our subsidiaries or affiliates, or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board of Directors or on our Compensation Committee.

Report of the Audit Committee

Our Audit Committee, which is composed of four independent non-employee directors, oversees our management and our independent registered public accounting firm in regard to our financial reporting and our internal controls with respect to accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by our independent registered public accounting firm to ensure that no prohibited non-audit services are provided by the independent registered public accounting firm and that the independent registered public accounting firm’s independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with our management and independent registered public accounting firm.

The Audit Committee has (i) reviewed and discussed our audited consolidated financial statements for the fiscal year ended September 30, 2014 with our management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards regarding communication with audit committees; and (iii) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions with management and our independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC.

Guy C. Jackson (Chairman)

Satbir Khanuja, Ph.D.

Kenneth E. Millard

William N. Priesmeyer

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (sometimes referred to in this Proxy Statement as the “CD&A”):

•

Describes compensation philosophy, objectives and programs and contains details of actual and targeted compensation of our named executive officers (referred to elsewhere in this CD&A as “Named Executives”). For fiscal 2014 these individuals included:

•	Joseph T. Dunsmore, our Chairman, Chief Executive Officer and President who will retire from these positions effective December 17, 2014;

•	Steven E. Snyder, our Senior Vice President, Chief Financial Officer and Treasurer;

•	Michael R. Dannenfeldt, our former Senior Vice President, Etherios Solutions who recently resigned from this position;

•	Kevin C. Riley, our Senior Vice President, Global Sales; and

•	Joel K. Young, our Senior Vice President, Research and Development and Chief Technology Officer;

•	Describes the process used to determine our compensation program elements and targets; and

•	Provides details of each element of our Named Executive compensation program, including targeted and actual compensation for fiscal 2014 and fiscal 2013.

Executive Summary

Our compensation philosophy is built on a foundation of pay-for-performance and rewards Named Executives for positive developments in the results of our Company and the price of our Common Stock over time. Below is a comparison of our total stockholder returns for the past one, three and five most recently completed fiscal years as compared to the median total stockholder returns for the same periods of our relevant peer group listed on page 15 and modified as noted below in footnote 1.

Data Source: Yahoo Finance

(1)

Total stockholder return was calculated using the average stock price of the ten trading days up to and including September 30, 2014 for all periods presented. TeleNav was excluded from the 5 year analysis because it began trading as a public company within 5 years of September 30, 2014. Anaren, Inc., Globecomm Systems, Inc. and Symmetricom, Inc. were excluded from the analysis as these companies were either acquired or become private companies during the most recent fiscal year. Aruba Networks was removed from the peer group for fiscal 2015 and was excluded from the above Total Shareholder Return chart for all periods.

Decisions regarding fiscal 2014 compensation for our Named Executives, as discussed in more detail in this CD&A, were made in accordance with our pay-for-performance philosophy and evaluated in light of available information regarding the compensation practices of our relevant peer group and our broad technology industry.

•

Base pay was consistent with general market practices and pay levels of our comparable peer group. Base salary increases were provided to Named Executives based on competitive market pay levels and individual performance.

•	Total annual cash incentives were paid at 43% of target, consistent with our lower than expected performance against annual financial metrics; and

•

Stock option and restricted stock unit grants were awarded based on market practices, our fiscal 2013 performance against our goals, our relative performance against our peer group, executive performance, retention goals, individual potential and our desire to incent Named Executives for the long-term with equity awards that require our share price to increase to create value and align the interests of Named Executives with our stockholders.

As discussed in further detail in this CD&A, we believe we exercise sound executive compensation management practices, including:

•	Independent oversight of compensation programs by our Compensation Committee and their use of external consultants as needed;

•

Balanced compensation programs that emphasize pay-for-performance, alignment with stockholder value creation, and attraction and retention of key talent without creating undue risk, including the adoption of a clawback policy in October 2014 and stock ownership guidelines in November 2014;

•	Competitive compensation levels that are supported by our peer group compensation practices; and

•	Multiple compensation program elements that emphasize short and long term business strategies and performance.

Fiscal 2014 “Say on Pay” Advisory Vote on Executive Compensation

At our annual stockholders meeting held on January 27, 2014, greater than 99% of the votes cast approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting. Our Compensation Committee has considered the results of that vote in its subsequent deliberations, and no changes have been made in compensation policies or practices as a result of the vote because of the high level of stockholder support for our executive compensation.

Compensation Philosophy

The philosophies that drive our compensation program design and objectives are:

•

Incent Named Executives to advance the Company’s business and financial objectives through a “pay-for-performance” culture that ties the compensation of our Named Executives to the performance of the individual, the Company, and the price of our Common Stock.

•	Attract and retain qualified executive talent by providing competitive compensation packages.

•

Align Named Executive focus on Company financial performance and stockholder value creation by providing balanced compensation programs. Balance is achieved through plans that reward for the advancement of long-term strategic business objectives and annual financial objectives.

•	Ensure that the design of our compensation program does not encourage Named Executives to take unnecessary or undesirable risks.

Responsibility for Determining Executive Compensation

Our Compensation Committee (referred to in this CD&A as the “Committee”) reviews and approves all executive compensation programs and the specific compensation arrangements with each of our Named Executives. The Committee also provides general oversight of our compensation plans. The Committee is composed of four independent, non-employee directors as defined by the SEC, Nasdaq and the Internal Revenue Code. The Committee maintains responsibility for overseeing the independence of any compensation consultant that it retains. A brief summary of the role of the Committee is found in “Committees of the Board of Directors and Meeting Attendance” in this Proxy Statement.

The Committee periodically retains the services of a third party consultant to provide guidance and recommendations on compensation strategy, program design, peer group selection, and market compensation trends. The Committee also has utilized a third party consultant to recommend peer group companies and to determine peer group and/or larger market compensation levels. Members of management participate in Committee meetings at the Committee’s request. Our Vice President of Human Resources contributes analysis on market trends, peer group compensation levels and compensation levels of companies in our broad technology industry category to the Committee. Our Chief Executive Officer provides recommendations on the compensation of other Named Executives. Our Vice President, General Counsel and Corporate Secretary generally serves as Secretary of Committee meetings. In fiscal 2014, our Vice President of Human Resources provided peer group analysis competitive benchmarking and market trend data in support of compensation decisions.

Compensation Determination Process

Compensation targets are set for each Named Executive based on a number of factors, including:

•	Compensation levels of comparable positions at companies in our peer group and our broad technology industry with comparable annual revenues and market caps;

•	Each Named Executive’s performance against annual objectives;

•	The qualifications of the Named Executive and the potential for positive performance in the future;

•	The achievement of strategic goals to which the Named Executives are held accountable;

•	The recommendations of the Chief Executive Officer (except with respect to his own compensation); and

•	Current financial conditions, goals and performance of the Company.

Compensation Benchmarking

To determine a range of competitive compensation for comparable jobs, the Committee reviews compensation data for a group of peer companies. The Committee also considers third party survey data of companies in our broad technology industry category with comparable annual revenues to supplement peer group data.

Cash Compensation

The Committee generally sets base salaries for Named Executives to fall between the 25th and 60th percentile of comparable positions at peer group companies. Determination of the base salary level is based on the compensation determination factors listed above, with specific focus on the nature of the position, the Named Executives’ skills and potential, and past performance results. Currently, the base salaries of our Named Executives comprise 50% to 70% of their total annual cash compensation target, which places significant emphasis on annual incentive compensation. This supports our pay-for-performance philosophy as the Company will need to meet or exceed Company financial targets for Named Executives to realize their full annual cash compensation potential.

Total cash compensation, when earned, typically will result in Named Executive total cash compensation falling on average between the 40th and 75th percentile of the comparable peer group positions if all financial metrics associated with annual incentive compensation are achieved or exceeded. Actual total cash compensation for Named Executives has fallen at or below the 40th percentile for fiscal 2013 and 2014 in reflection of our performance against financial targets. In fiscal 2014, Named Executives earned 43% of their total annual cash incentives as our Company did not perform well against our targets.

Equity Compensation

The Committee awards stock options and restricted stock units to Named Executives based on the following factors:

•	The value of equity awards within our peer group for comparable positions. The Committee considers ranges of equity between the 25th and 75th percentile;

•	Each Named Executive’s past performance and potential for Executive to contribute to Company success in the future; and

•	The strategic impact of the Named Executive’s position and necessity to retain the Named Executive.

Actual equity compensation awards for Named Executives in fiscal 2014 and fiscal 2015 generally have fallen between the 25th and 50th percentile of peer group long-term incentive amounts.

Fiscal 2014 Compensation Benchmarking

For fiscal 2014, the Committee considered a competitive analysis report prepared by our Vice President of Human Resources that reviewed the base salary, annual cash incentives and long-term equity incentive elements and levels for our Named Executives against comparable positions in our peer group and companies in our broad technology industry category. Our fiscal 2014 peer group was assessed to determine whether modifications were appropriate based on acquisitions or significant changes in the financial metrics of the companies in our peer group. As a result of this assessment, Neutral Tandem (now Inteliquent) was removed from the peer group based on the new business model of Inteliquent. The fiscal 2014 peer group was composed of: Anaren, Aruba Networks, Calamp, Echelon, Emulex, EnerNOC, Extreme Networks, Globecomm Systems, Ixia, LogMein, Netscout Systems, Novatel Wireless, Oplink Communications, Radsys, Shoretel, Sierra Wireless, Symmetricom, and TeleNav. The Committee considered this competitive analysis report, in addition to the compensation determination factors described above, to determine the appropriate base salary, annual cash incentive targets and equity incentive awards for fiscal 2014.

Fiscal 2015 Compensation Benchmarking

For fiscal 2015, the Committee reviewed a competitive analysis of the base salary, annual cash incentives and equity incentive elements and levels for our Named Executives. This assessment was compiled and presented by our Vice President of Human Resources:

•

A review of our fiscal 2014 peer group and industry to assess whether modifications were appropriate based on acquisitions or significant changes in the financial metrics of the companies in our peer group. The Committee removed Aruba Networks as it felt it no longer fit within our target financial metrics. These changes resulted in a fiscal 2015 peer group that consists of the following companies:

Anaren	NetScout Systems
Calamp	Novatel Wireless
Echelon	Oplink Communications
Emulex	Radsys
EnerNOC	Shoretel Inc.
Extreme Networks	Sierra Wireless, Inc.
Globecomm Systems	Symmetricom, Inc.
Ixia	TeleNav
LogMein

•

A comparison of our compensation elements and levels against the fiscal 2015 peer group to determine our overall market percentile position on each element as well as our total cash compensation and total equity compensation.

•

A comparison of our compensation elements and levels against companies in our broad technology industry category based on data obtained from Radford’s publicly available independent third party compensation survey. This survey data contained competitive information for high technology companies in our broader industry and revenue categories. This broader survey data was used in conjunction with the peer group data.

Compensation Program Elements

Total Cash Compensation

To determine the allocation of compensation among each of our cash compensation program elements, we consider the practices of companies within our peer group as well as our compensation philosophy of maintaining a strong pay-for-performance environment. The portion of the Named Executive’s total cash compensation dependent on annual incentive differs by position. For instance, while we want our Chief Financial Officer to be concerned with our financial performance, an important part of his job is to oversee our financial controls and reporting. As such, his targeted level of annual incentive is lower than that of other Named Executives, and a higher emphasis is placed on his base salary.

The target total cash compensation for Named Executives in fiscal 2014 initially was set at:

Name	Annual Base Salary ($)	Target Annual Cash Incentive ($)	Target Annual Cash Incentive as % of Base Salary	Target Total Cash Compensation ($)
Joseph T. Dunsmore	436,000	436,000	100%	872,000
Steven E. Snyder	281,000	153,000	54%	434,000
Michael R. Dannenfeldt	235,000	165,000	70%	400,000
Kevin C. Riley	237,500	237,500	100%	475,000
Joel K. Young	268,000	179,000	67%	447,000

Effective July 1, 2014, the following adjustment was made to Mr. Riley’s compensation plan mix effective for the remainder of the fiscal year only, with no change in his target total cash compensation. This was done to align Mr. Riley’s compensation more appropriately with predominate market practices on the mix between base salary and incentive compensation. No other Named Executives were provided with adjustments.

	Annual Base Salary ($)	Target Annual Cash Incentive ($)	Target Annual Cash Incentive as % of Base Salary	Target Total Cash Compensation ($)
Kevin C. Riley	261,250	213,750	82%	475,000

After a review of our compensation targets against our peer group and broader survey group practices, cash compensation targets for fiscal 2015 were set at the following for the Named Executives who remain in their executive officer roles. No changes were made to the cash compensation targets for Mr. Dunsmore or Mr. Dannenfeldt, as Mr. Dannenfeldt resigned his employment effective November 26, 2014 and Mr. Dunsmore will cease to be an officer effective December 17, 2014 and an employee on December 31, 2014:

Name	Annual Base Salary ($)	Target Annual Cash Compensation ($)	Target Annual Cash Incentive as % of Base Salary	Target Total Cash Compensation ($)	% Increase
Steven E. Snyder	290,000	156,600	54%	446,600	3%
Kevin C. Riley	275,000	225,500	82%	500,500	5%
Joel K. Young	268,000	179,000	67%	447,000	N/A

Base Salaries

Base salary levels reflect the Committee’s compensation philosophy of favoring compensation, as appropriate, that is contingent on the achievement of performance objectives while providing a market competitive level of salary that will allow us to attract and retain talent. This translates to base salary levels for our Named Executives that fall between the 25th and 60th percentile of our peer group. Base salaries are reviewed annually but are not automatically increased. Adjustments are approved by the Committee based upon changes in competitive market data and the compensation determination factors listed earlier in this CD&A.

For fiscal 2014, the Committee did not increase the base salary of any the Named Executives, other than the above-described mid-year adjustment for Mr. Riley. The decision not to implement increases was based primarily on the Company’s lower than expected financial performance in fiscal 2013.

As indicated in the table above, base salaries, and therefore total target cash compensation, for fiscal 2015 were increased for two of our Named Executives. The increases were determined based on our competitive market analysis for each position and the individual’s performance for the fiscal year.

Annual Cash Incentives

Our annual cash incentive program provides Named Executives the opportunity to receive quarterly and annual cash incentive payments depending on the degree to which we achieve quarterly and annual financial goals. This incentive typically has been divided into one or more specific financial metrics. Each metric has a minimum threshold of performance against goal required for any payment, and a maximum payment opportunity. Each metric is measured independently such that achievement of the minimum goal for any metric will trigger a payment. Annual cash incentives are paid following the release of our audited consolidated financial statements. Quarterly cash incentives are paid upon the release of our quarterly unaudited consolidated financial statements.

Cash incentive plan metrics and potential cash incentive amounts are determined by the Committee near the start of each fiscal year based upon elements of our board-approved operating plan for that year. In some years, the metrics have included other objective measurements of quarterly or annual financial success as approved by the Committee. The Committee approves plan elements and targets that they believe will support continued growth and creation of stockholder value.

The annual cash incentive component pays out based on performance if the Named Executive remains employed with us for the full year. A pro-rated cash incentive is paid based on the number of months of service during the year and our actual financial performance against our operating plan, in the event the employment of a Named Executive is terminated without cause during the year.

The Committee also reserves the right to award discretionary cash bonuses based upon its assessment of a Named Executive’s performance and contributions.

Fiscal 2014 Cash Incentive Compensation

For fiscal 2014, the Committee established an annual cash incentive plan for Named Executives based on achievement of quarterly and annual revenue and EBITDA goals. For fiscal 2014, 40% of the annual cash incentive was dependent on achievement of quarterly financial goals, 30% dependent on achievement of the annual revenue goal and 30% dependent on achievement of the annual EBITDA goal. The 40% tied to quarterly financial performance was divided equally between quarterly revenue and EBITDA goals, resulting in 5% of target incentive tied to each quarter’s revenue and EBITDA goals. There was a minimum achievement of 90% of goal required to earn any payment for a financial component on both the quarterly and annual components. The plan also contained an opportunity to earn up to 200% of the target incentive amount tied to each quarterly component for over-achievement of the goal and up to 200% of the target incentive amount tied to each annual component for over-achievement of the goals.

The cash incentive plan metrics and achievement percentages for the 2014 plan for Named Executives tied to total company performance are set forth in the below chart:

Quarter Ended	Revenue Goal (in 000’s) ($)	Actual Revenue (in 000’s) ($)	Percent of Revenue Target Achieved	Percent of Incentive Target tied to this Component Earned	EBITDA(1) Goal (in 000’s) ($)	Actual EBITDA(1) (in 000’s) ($)	Percent of EBITDA Target Achieved	Percent of Incentive Target tied to this Component Earned
12/31/13	50,500	47,322	94%	87.6%	5,165	2,570	50%	0%
3/31/14	51,250	45,882	90%	80.0%	5,610	1,242	22%	0%
6/30/14	52,250	47,885	92%	83.4%	6,554	1,413	22%	0%
9/30/14	54,000	51,612	96%	91.2%	8,354	2,612	31%	0%

Fiscal Year Ended	Revenue Goal (in 000’s) ($)	Actual Revenue (in 000’s) ($)	Percent of Revenue Target Achieved	Percent of Incentive Target tied to this Component Earned	EBITDA(1) Goal (in 000’s) ($)	Actual EBITDA(1) (in 000’s) ($)	Percent of EBITDA Target Achieved	Percent of Incentive Target tied to this Component Earned
9/30/14	208,000	192,701	92.7%	85.4%	25,683	7,837	30.6%	0%

(1)

EBITDA is a non-GAAP financial measure that can be calculated from our audited financial statements by subtracting interest income net of interest expense located on our Consolidated Statements of Operations from income before income taxes and then adding depreciation of property, equipment and improvements and amortization of identifiable intangible assets and other assets, both of which are located on the Consolidated Statements of Cash Flows. EBITDA net of the impact of any acquisitions made during the current fiscal year is calculated by subtracting that portion of EBITDA pertaining to income before interest, taxes, depreciation and identifiable intangible assets amortization for any businesses acquired in the current fiscal year from the consolidated EBITDA. We use this metric because we believe it provides a clearer view of operations that were ongoing throughout the entire fiscal year as well as a better comparison of performance year over year.

The revenue goals set for Mr. Dannenfeldt’s incentive plan as an employee of the Etherios Solutions business were designed to be reasonably aggressive. None of the quarterly or annual revenue goals were achieved. As such, his incentive compensation was significantly lower than that of other Named Executives.

The actual incentives earned for fiscal 2014 were:

Name	Target Annual Cash Incentive ($)	Total Target Incentive Tied to Quarterly Performance ($)	Actual Incentive Earned for Quarterly Performance ($)	Total Target Incentive Tied to Annual Performance ($)	Actual Incentive Earned for Annual Performance ($)	Actual Annual Cash Incentive ($)	Percent of Target Annual Cash Incentive Earned
Joseph T. Dunsmore	436,000	174,400	74,600	261,600	111,703	186,303	42.7%
Steven E. Snyder	153,000	61,200	26,178	91,800	39,199	65,377	42.7%
Michael R. Dannenfeldt	165,000	66,000	16,909	99,000	11,293	28,202	17.1%
Kevin C. Riley	231,563	92,625	39,554	138,938	59,326	98,880	42.7%
Joel K. Young	179,000	71,600	30,626	107,400	45,860	76,486	42.7%

The low cash incentive plan payments earned in fiscal 2014 reflect our lower than expected performance against key financial measurements and are consistent with our pay-for-performance philosophy. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2014 Annual Report on Form 10-K filed with the SEC.

Fiscal 2015 Cash Incentives

For fiscal 2015, the Committee established an annual cash incentive plan for Named Executives based on achievement of quarterly and annual revenue and EBITDA goals. Mr. Dunsmore will retire as our Chairman and Chief Executive Officer effective December 17, 2014 contemporaneously with the appointment of his successor, Mr. Konezny, as our Chief Executive Officer. Mr. Dannenfeldt resigned his employment with the Company effective November 26, 2015. Mr. Dunsmore is eligible to receive a pro-rated portion of his annual incentive based 50% on achievement of first quarter revenue goal and 50% on achievement of first quarter EBITDA goal. His target incentive for the first quarter of fiscal 2015 is $109,000. Mr. Dannenfeldt is not eligible to receive any cash incentive for fiscal 2015.

For the remainder of the Named Executives, 40% of the annual cash incentive for fiscal 2015 is dependent on achievement of quarterly financial goals, 30% dependent on achievement of annual revenue goal and 30% dependent on achievement of the annual EBITDA goal. The 40% tied to quarterly financial performance is divided equally between quarterly revenue and EBITDA goals, resulting in 5% of target incentive tied to each quarter’s revenue and EBITDA goals.

For all Named Executives, there is a minimum achievement of 90% of goal required to earn any payment for a financial component on both the quarterly and annual components. The plan also contains an opportunity to earn up to 200% of the target incentive amount tied to each quarterly component for over-achievement of the goal and up to 200% of the target incentive amount tied to each annual component for over-achievement of the goals. The revenue and EBITDA components of the annual cash incentive plan are set and will be measured exclusive of the impact of any acquisitions we may complete during the fiscal year.

The fiscal 2015 quarterly and annual financial objectives, approved by the Committee, are considered confidential commercial and financial data, the disclosure of which would result in competitive harm to the Company. The quarterly objectives were determined after taking into account historical seasonal patterns in quarterly performance and projected revenue opportunity. The annual targets are a sum of the quarterly targets. These objectives are deemed to be aggressive, but attainable.

Equity Incentive Compensation

Equity incentive compensation is designed to reward demonstrated performance and leadership, motivate future superior performance that drives overall Company growth, align the interests of the Named Executive with our stockholders, and allow us to attract and retain talent through the long-term reward potential of this program. Prior to fiscal 2014, we historically provided non-statutory stock options as our only equity vehicle. During fiscal

2014, restricted stock units were added as a second equity vehicle. Initial grants of restricted stock units were made to Messrs. Riley, Snyder and Young in an effort to retain their services following the announced retirement of Mr. Dunsmore as our Chairman and Chief Executive Officer. More broadly, the introduction of restricted stock units as a type of equity award was done to align our equity incentive compensation with predominate market practices and provide another vehicle to support our compensation philosophy as defined above. Equity awards are made to Named Executives annually and on other dates that generally correspond to the Named Executive’s start date with us, promotions or, in rare cases, an extraordinary performance award. Equity award amounts historically have been based upon competitive equity compensation within our peer group and/or survey group along with the above listed individual factors. Existing ownership levels generally are not a factor in award determinations as we do not want to discourage Named Executives from accumulating Digi stock; however, the Committee may take into consideration a Named Executive’s previous equity awards and may approve larger awards to newer Named Executives with less equity by reason of their shorter tenure.

Stock options have an exercise price equal to the closing price of a share of Digi Common Stock on the grant date. As a result, stock options only have value to the extent the price of Digi stock on the date of exercise exceeds the exercise price on the date of the grant. For this reason the Committee believes that stock options are a motivational and performance tool to drive stockholder value.

Generally, stock options and restricted stock units made in our annual grant cycle become exercisable as to one-fourth of the shares beginning one year after the grant date and in 36 monthly installments as to the remainder. Stock options have a maximum eight-year term. These vesting schedules aid us in retaining our Named Executives and motivating long-term performance. Under our current practice, equity awarded to our Named Executives includes a provision for accelerated vesting upon the permanent disability or death of the executive. In addition, equity awarded to our Named Executives include a provision for accelerated vesting either upon a change in control or upon termination of employment either without cause by the Company or for good reason by the Named Executive following a change in control. From time to time, at the discretion of the Committee, an equity award may contain different terms for vesting or term if the Committee deems, that by doing so, we will better achieve our compensation objectives.

The exercise price of each stock option awarded to the Named Executives and other employees under our equity incentive plans is the closing price of Digi stock on the date of grant. Stock option and restricted stock unit awards generally are made annually after we announce earnings for our fiscal fourth quarter and full fiscal year. Awards for new hires or for promotions and other performance-related awards are also made during the course of the year on a date after we have announced quarterly earnings. In all instances, the grant date for awards is on a date when the Company’s trading window is open.

Fiscal 2014 Equity Awards

The Committee provided equity awards to Named Executives based on compensation determination factors listed above, most notably, Company performance, individual performance, long-term potential and retention goals. The restricted stock units were granted in May 2014, outside the normal annual grant cycle, to meet our retention goals with certain Named Executives following the announcement of the retirement of Mr. Dunsmore as our Chairman and Chief Executive Officer. To determine the size of the stock option awards, the Committee reviewed equity and long term incentive practices of equivalent positions within our peer group positions. The value of the stock option awards was deemed to fall between the 25th and 50th percentile of peer group reported equity and long-term incentive actual awards for the most recent fiscal year.

Name	Option Award (# Shares)	Restricted Stock Units (# Shares)
Joseph T. Dunsmore	165,000	N/A
Steven E. Snyder	55,000	12,500
Michael R Dannenfeldt	75,000	N/A
Kevin C. Riley	55,000	25,500
Joel K. Young	55,000	12,500

Fiscal 2015 Equity Awards

For fiscal 2015, the Committee reviewed equity and long term incentive practices of equivalent positions within our peer group positions, and for certain positions, the practices within the broader survey group. The Committee approved equity awards that were deemed as falling between the 25th and 50th percentile of reported equity and long-term incentive awards for the most recent fiscal year of companies in our peer group and our broad technology industry category. The selection of award size between the 25th and 75th percentile was based on the Company’s fiscal 2014 performance and the individual factors listed above, most notably, individual performance, long-term potential and retention goals. This resulted in the following option and restricted stock unit awards on November 20, 2014:

Name	Option Award (# Shares)	Restricted Stock Units (# Shares)
Steven E. Snyder	27,500	13,750
Kevin C. Riley	32,500	16,250
Joel K. Young	27,500	13,750

Other Compensation

We provide our Named Executives with perquisites and benefits that we believe are reasonable and aligned with our overall Executive compensation program objectives. Named Executives receive the same benefits that are available to all regular full-time employees with the sole addition of a $500,000 supplemental life insurance policy. The Company purchases season tickets for certain sporting events for marketing purposes. Named Executives, along with other regular full-time employees, may be entitled to the use of these tickets when they remain unused for business related purposes.

As described below in the section entitled “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements,” we have entered into severance arrangements with Named Executives to align their interests with stockholders and attract and retain executives by providing contractual arrangements that address the consequences of significant organizational changes.

Employment Agreements and Change-in-Control Provisions

In April 2014, Mr. Dunsmore, our Chairman and Chief Executive Officer, announced his intention to retire by the end of calendar year 2014. In connection with this announcement, the Company and Mr. Dunsmore entered into a Transition Agreement dated April 27, 2014 that amended certain provisions of an Employment Agreement between the Company and Mr. Dunsmore dated September 27, 2006. Under the Transition Agreement, in exchange for Mr. Dunsmore’s commitment to remain employed with us through December 31, 2014 and facilitate a smooth transition to his successor, we agreed to provide the following compensation and benefits to Mr. Dunsmore: (i) an amount equal to his annual base salary paid in a lump sum following termination of his employment, (ii) an amount equal to his annual base salary paid on regular payroll dates over the year commencing on the first anniversary of termination of his employment, (iii) a pro rata payout of his annual cash incentive for the period from October 1 to December 31, 2014, based on our actual performance against target for fiscal 2015, (iv) continued coverage of medical and dental benefits for one year following termination of employment, and (v) reimbursement of Mr. Dunsmore’s legal fees in reviewing the Transition Agreement, up to $10,000. In the event of Mr. Dunsmore’s death prior to December 31, 2014, we will pay to Mr. Dunsmore’s beneficiary the above mentioned one year lump sum payment, and will be relieved of our obligation to provide additional compensation and benefits. In the event of a change in control of the Company prior to December 31, 2014, we will accelerate the one year lump sum payment, and the other compensation and benefits will be provided as set forth in the transition agreement. As a condition to receiving the above compensation and benefits, Mr. Dunsmore must comply with the covenants in his employment agreement regarding confidentiality, non-competition and non-solicitation, and he was required to sign and not rescind a release of claims in favor of us.

As discussed in greater detail under “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” starting on page 29, the Company and our recently appointed Chief Executive Officer, Mr. Konezny, are parties to an employment agreement. Mr. Konezny will commence his employment with us on December 17, 2014. That agreement provides that if we terminate Mr. Konezny’s employment without cause after the first year of his employment he will receive: (i) severance pay at a rate equal to his base salary for a period of twelve months following termination, paid in installments on regular payroll dates during that period, (ii) benefits continuation for a period of twelve months following termination, and (iii) a pro rata portion of any bonus that would have been payable to him for the fiscal year during which his employment terminated, based on actual results against the annual objectives set by the Committee. If his employment is terminated by us without cause during the first year of his employment, he will receive the same benefits as described above, except the severance pay will be equal to 18 months of base salary, the benefits continuation shall extend for 18 months and the amount of the bonus paid to him will be $400,000, which is his initial target annual incentive bonus.

We also have severance agreements with our other Named Executives. See “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” starting on page 29. Messrs. Snyder, Riley and Young each has a letter agreement that provides that if his employment is terminated by us without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and our actual financial performance against plan as determined through his annual cash incentive compensation plan. Mr. Dannenfeldt is a party to an employment agreement with the Company that required for a six months’ notice of the employee’s termination without cause and six months’ notice of termination of the employment agreement by the employee. In November 2014, we accepted Mr. Dannenfeldt’s resignation of employment effective November 26, 2014.

We also have awarded stock options containing a provision for accelerated vesting upon a change in control of our Company for all options granted to Mr. Dunsmore. For other equity awards that have not yet fully vested, executives other than Mr. Dunsmore generally have awards that provide for accelerated vesting in the event there is a change in control of the company and the executive subsequently loses his job or has his job materially changed within 12 months of the change in control (and, in the case of restricted stock units, if the awards are not assumed or replaced). Mr. Young has this provision included in all equity awards from and after November 2010. For the remaining Named Executives, this provision is included in all equity awards since their hire date.

Assessing Risk in our Executive Compensation Program

The Committee reviews an annual compensation plan risk assessment provided by management. This assessment includes a review of each cash and equity incentive compensation plan within the Company, a discussion on potential risks, and a review of any process controls for effective plan administration. The Committee believes it has implemented an executive compensation program that provides our Named Executives with incentives to drive business and financial results, but not in a manner that encourages excessive or unnecessary risk taking behaviors. This is demonstrated by the following design features:

•	Having base salaries that are competitive;

•	Utilizing a rigorous process to establish annual and quarterly financial performance metrics for our cash incentive plan that are challenging but achievable;

•

For our annual and quarterly cash incentives, utilizing more than one financial metric with an opportunity for payment under each component without regard to the performance of the other. In addition, each component has a minimum and maximum payment that can be earned. This assures Named Executives are not focused on limited aspects of business performance; and

•

Providing Named Executives with an opportunity for an annual stock option award that vests over a period of four years. This equity accumulation opportunity incents Named Executives to take actions that promote longer term sustainability of our business.

Compensation Governance Policies

Clawback Policy

In October 2014, our Board adopted an Executive Officer Incentive Compensation Clawback Policy that governs cash incentive awards to our executive officers. If, after such an award is paid but prior to a change in control, we materially restate a financial statement because of our Company’s material noncompliance with applicable financial reporting requirements, then each executive officer who is determined by our Compensation Committee to have engaged in misconduct or negligence contributing to the need for such restatement must repay the net proceeds of such cash incentive award(s). “Net proceeds” means the portion of the payment made with respect to the cash incentive award that the executive officer would not have been entitled to receive if the financial results had been as reported in the restatement, net of taxes paid or payable by the executive officer with respect to the forfeited payment. In addition, if it is determined that any executive officer engaged in intentional misconduct or gross negligence that caused or contributed to the need for the restatement, then such executive officer must repay the entire amount of any cash incentive payment net of taxes paid or payable with respect to the forfeited payment. Our Compensation Committee, in its sole discretion as it deems appropriate, may reduce the forfeiture, return and payment obligations under the Executive Officer Incentive Compensation Clawback Policy. The policy is not intended to limit any other rights we may have by law for misconduct of an executive officer that caused or contributed to the need for a restatement.

Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines in November 2014 because it believes that it is in the best interest of the Company and our stockholders for non-employee directors and executive officers to have a significant equity interest in the Company in order to align their financial interests with those of our stockholders. The Committee is responsible for monitoring the application of these guidelines.

The guidelines specify that each non-employee director and executive officer is expected to own shares of our common stock with a value at least equal to the amount shown in the following schedule:

Leadership Position	Value of Shares
Non-employee Director	1.5 × annual Board retainer (excluding any Board committee retainer)
Chief Executive Officer	1.5 × annual base salary
Senior Vice Presidents and Vice Presidents appointed by the Board	0.5 × annual base salary

Covered individuals have five years from the date they become subject to these guidelines (or any heightened ownership level under these guidelines) to achieve compliance with the applicable target value. Shares counted toward the target value include fully-vested outstanding shares of which the covered person is deemed to be the “beneficial owner” and shares subject to a stock option or stock appreciation right to the extent that the award is vested as to those shares and the award is “in-the-money” (i.e., the closing price of a share of the Company’s stock on the determination date exceeds the exercise price). Shares subject to a performance based compensatory equity-based award of any kind that has not yet vested and shares subject to a restricted stock unit that has not yet vested are not counted.

The value of the shareholdings of a covered individual is based on the greater of (i) the closing price of a share of the Company’s common stock as of the most recent fiscal year end, or (ii) the “acquisition value” of the shares (i.e., the purchase price, if acquired in a market or other arms-length transaction, or its fair market value at the time the receipt of the share was taxable or the share was received in a gift transaction).

Accounting and Tax Impacts of Executive Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

Our Committee considers our ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and our stockholders.

We believe none of our Named Executives have been compensated in a manner that would be non-deductible under Section 162(m).

Report of the Compensation Committee

The Compensation Committee has reviewed the above Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Digi’s Annual Report on Form 10-K for the year ended September 30, 2014 and this Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Kenneth E. Millard (Chairman)

Guy C. Jackson

Ahmed Nawaz

Girish Rishi

Summary Compensation Table

The following Summary Compensation Table contains information concerning all compensation provided to the individuals who served at any time during our fiscal 2014 as Chief Executive Officer or Chief Financial Officer as well as our other three most highly compensated officers (whom we have referred to in the CD&A and here as the “Named Executives”). Information is provided for each of the last three fiscal years when each individual was a Named Executive.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Joseph T. Dunsmore
Former Chairman of the Board,	2014	436,000	—	733,046	186,303	14,770	1,370,119
President and Chief Executive Officer(6)	2013 2012	436,000 436,000	— —	620,879 732,782	192,611 144,694	10,698 10,567	1,260,188 1,324,043

Steven E. Snyder
Senior Vice President, Chief Financial	2014	281,000	114,125	244,349	65,377	14,417	719,268
Officer and Treasurer	2013	281,000	—	206,960	67,591	11,600	567,151
	2012	231,635	—	266,466	50,776	10,850	609,092

Michael R. Dannenfeldt
Former Senior Vice President, Etherios Solutions(7)	2014	235,000	—	333,203	28,202	8,797	605,202

Kevin C. Riley
Senior Vice President, Global Sales	2014	243,466	205,425	244,349	98,880	12,957	805,077

Joel K. Young
Senior Vice President of Research and	2014	268,000	114,125	244,349	76,486	10,130	713,090
Development, and Chief Technical Officer	2013 2012	268,000 268,000	— —	206,960 266,466	79,076 59,403	10,498 9,355	564,534 603,224

(1)	The “Salary” column presents the pre-tax base salary earned during the fiscal year.
(2)

The “Stock Awards” column presents the grant date fair value of restricted stock units granted in the respective fiscal year as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation – Stock Compensation (“ASC 718”). Accordingly, the grant date fair value was determined by multiplying the number of restricted stock units by the closing stock price on the date of grant. For a description of the vesting terms of the stock awards, see the narrative disclosure under “Grants of Plan-Based Awards” on page 27.

(3)

The “Option Awards” column presents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with ASC 718. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. We calculated these amounts based on the grant date fair value of the awards using the valuation assumptions set forth in Note 12 to our fiscal 2014 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. For a description of the vesting terms of the option awards, see the narrative disclosure under “Grants of Plan-Based Awards” on page 27.

(4)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during fiscal years 2012, 2013 and 2014 under our annual cash incentive plan.

(5)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Digi Contribution to 401(k) Plan ($)	Value of Supplemental Life Insurance Premiums ($)	Total ($)
Joseph T. Dunsmore	2014	14,285	485	14,770
	2013	10,213	485	10,698
	2012	10,082	485	10,567
Steven E. Snyder	2014	12,929	1,488	14,417
	2013	10,112	1,488	11,600
	2012	9,362	1,488	10,850
Michael R. Dannenfeldt	2014	8,582	215	8,797
Kevin C. Riley	2014	11,757	1,200	12,957
Joel K. Young	2014	9,840	290	10,130
	2013	10,208	290	10,498
	2012	9,065	290	9,355

In addition to the amounts set forth above, our Named Executives received perquisites for which there was no incremental cost to our Company. These perquisites include use of season tickets at certain venues that Digi subscribes for or leases for business-related entertainment. Tickets for individual events that remain unused by Digi for business-related entertainment are periodically made available to Named Executives and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to Digi associated with periodically providing such tickets for personal use.
(6)	Mr. Dunsmore will retire from his position as Chairman, Chief Executive Officer and President effective December 17, 2014 and will remain an employee through December 31, 2014.
(7)	Mr. Dannenfeldt resigned from his position as Senior Vice President, Etherios Solutions, effective November 26, 2014.

Grants of Plan-Based Awards for Fiscal 2014

For services during fiscal 2014, the Named Executives received three types of plan-based awards: (i) cash awards under the annual incentive plan, (ii) non-qualified stock option awards granted on November 20, 2013 for Messrs. Dunsmore, Snyder, Dannenfeldt, Riley and Young, and (iii) restricted stock unit awards granted on May 27, 2014 for Messrs. Snyder, Riley and Young. Each stock option vests as to 25% of the shares subject to the option one year after the date of grant and in 36 monthly installments thereafter as to the rest of the shares, has an eight year term, and has an exercise price equal to the closing price of a share of our Common Stock on the date of grant. Each restricted stock unit vests in three substantially equal increments on each of January 16, 2015, 2016, and 2017. The annual incentive plan is described on page 17 and throughout the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2014

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Option and Stock Awards(3) ($)
			Threshold($)	Target($)	Maximum($)
Joseph T. Dunsmore	AIP		348,000	436,000	872,000
	NQSO	11/20/13					165,000	10.81	733,046
Steven E. Snyder	AIP		122,400	153,000	306,000
	NQSO	11/20/13					55,000	10.81	244,349
	RSU	5/27/14				12,500			114,125
Michael R. Dannenfeldt	AIP		132,000	165,000	330,000
	NQSO	11/20/13					75,000	10.81	333,203
Kevin C. Riley	AIP		185,250	231,563	463,126
	NQSO	11/20/13					55,000	10.81	244,349
	RSU	5/27/14				22,500			205,425
Joel K. Young	AIP		143,000	179,000	358,000
	NQSO	11/20/13					55,000	10.81	244,349
	RSU	5/27/14				12,500			114,125

AIP	– Annual incentive plan
NQSO	– Non-qualified stock option awards under the 2013 Omnibus Incentive Plan
RSU	– Restricted stock unit awards under the 2014 Omnibus Incentive Plan.

(1)

These columns present possible payments under the annual incentive plan for fiscal 2014. See the Summary Compensation Table for fiscal 2014 (under the column “Non-Equity Incentive Plan Compensation”) for the actual amount paid to each Named Executive under the fiscal 2014 annual incentive plan. Threshold refers to the minimum amount payable if all three of the annual incentive plan components performed at the minimum threshold level required to earn any incentive. Target refers to the amount payable under all components if specified targets are reached. Maximum refers to the maximum payout possible under the plan.

(2)

The exercise price for the options granted was the closing price of our Common Stock on the Nasdaq Global Select Market on the date of grant which was November 20, 2013. The options vest as to one-fourth of the shares beginning one year after the grant date and in 36 monthly installments as to the remainder, and have an eight-year term. The stock options also vest upon the permanent disability or death of the Named Executive, and upon termination of employment without cause by the Company or for good reason by the Named Executive following a change in control.

(3)

This column shows the full grant date fair value under authoritative guidance issued by ASC 718 of the stock options and restricted stock units granted to the Named Executives in fiscal 2014. The restricted stock units vest as to one-third of the shares on each of January 16, 2015, 2016 and 2017. The restricted stock units also vest if the award is not assumed or replaced in connection with a change in control, or if the award is so assumed or replaced, if the Named Executive’s employment is terminated without cause by the successor or for good reason by the Named Executive within 12 months following a change in control.

Outstanding Equity Awards at Fiscal 2014 Year-End

The table below provides information on each Named Executive’s outstanding equity awards as of September 30, 2014. The equity awards consist of stock options and restricted stock units. The market value of restricted stock units that have not vested equals $7.50, which was the closing price of Digi’s Common Stock on September 30, 2014.

Name	Option Awards					Restricted Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Units of Stock That Have Not Vested(2) (#)	Market Value ($)
Joseph T. Dunsmore	11/20/13 11/20/12 11/22/11 11/23/10 11/24/09 11/25/08 11/27/07 9/27/05	— 75,625 116,875 182,083 141,781 150,000 90,000 80,000	165,000 89,375 48,125 7,917 — — — —	10.81 9.35 10.63 9.68 8.03 8.49 15.23 10.44	11/20/21 11/20/22 11/22/21 11/23/20 11/24/19 11/25/18 11/27/17 9/27/15		—	—

Total		836,364	310,417				—	—

Steven E. Snyder	11/20/13 11/20/12 11/22/11 11/30/10	— 25,208 42,500 143,750	55,000 29,792 17,500 6,250	10.81 9.35 10.63 9.60	11/20/21 11/20/22 11/22/21 11/30/20	5/27/14	12,500	93,750

Total		211,458	108,542				12,500	93,750

Michael R. Dannenfeldt	4/30/13	— 24,792	75,000 45,208	10.81 9.12	11/20/21 4/30/21		—	—

Total		24,792	120,208				—	—

Kevin C. Riley	11/20/13 1/30/13	— 52,083	55,000 72,917	10.81 9.59	11/20/21 1/30/21	5/27/14	22,500	168,750

Total		52,083	127,917				22,500	168,750

Joel K. Young	11/20/13 11/20/12 11/22/11 11/23/10 11/24/09 11/25/08 11/27/07 11/27/06 11/28/05 11/22/04	— 25,208 42,500 67,083 65,000 50,000 35,000 35,000 25,000 25,000	55,000 29,792 17,500 2,917 — — — — — —	10.81 9.35 10.63 9.68 8.03 8.49 15.23 13.41 12.73 14.74	11/20/21 11/20/22 11/22/21 11/23/20 11/24/19 11/25/18 11/27/17 11/27/16 11/28/15 11/22/14	5/27/14	12,500	93,750

Total		369,791	105,209				12,500	93,750

(1)	All options vest as to 25% of the shares one year after the date of grant and in 36 equal monthly installments thereafter as to the rest of the shares.
(2)	Each restricted stock unit vests in three substantially equal increments on each of January 16, 2015, 2016, and 2017.

Options Exercised and Stock Vested During Fiscal 2014

The table below provides information regarding stock option exercises by the Named Executives during the fiscal year ended September 30, 2014. None of the Named Executives had any other form of stock award that vested during the most recent fiscal year.

Option Exercises and Stock Vested During Fiscal 2014

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Joseph T. Dunsmore	43,219	64,829
Steven E. Snyder	—	—
Michael R. Dannenfeldt	—	—
Kevin C. Riley	—	—
Joel K. Young	20,000	8,958

(1)	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.

Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements

Ronald E. Konezny. In connection with his appointment as our President and Chief Executive Officer effective December 17, 2014, we entered into an employment agreement with Mr. Konezny dated December 3, 2014. Pursuant to the employment agreement, we agreed to pay Mr. Konezny an annual base salary of $450,000. The employment agreement provides if we terminate Mr. Konezny’s employment without cause after the first year of his employment he will receive: (i) severance pay at a rate equal to his base salary for a period of twelve months following termination, paid in installments on regular payroll dates during that period, (ii) benefits continuation for a period of twelve months following termination, and (iii) a pro rata portion of any bonus that would have been payable to him for the fiscal year during which his employment terminated, based on actual results against the annual objectives set by the Committee. If his employment is terminated by us without cause during the first year of his employment, he shall receive the same benefits as described above, except the severance pay shall be equal to 18 months of base salary, the benefits continuation shall extend for 18 months and the amount of the bonus paid to him shall be $400,000, which is his initial target annual incentive bonus. The employment agreement also provides that the Committee will review Mr. Konezny’s base salary annually and may adjust it, provided his base salary can only be decreased as part of an across-the-board reduction affecting all senior executives. Under the employment agreement, Mr. Konezny is entitled to an annual incentive cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine the actual bonus earned based on actual performance against plan as determined through Mr. Konezny’s annual cash incentive plan. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Konezny a bonus in addition to any other bonus to which he is otherwise entitled. The employment agreement also provides that Mr. Konezny is entitled to the benefits and perquisites which we generally provide to our other employees under our applicable plans and policies. In connection with the commencement of his employment, Mr. Konezny will receive an initial sign-on bonus in the amount of $400,000, which amount must be repaid to us if, during the first year of his employment, he resigns for any reason other than death, disability, or for good reason following a change in control.

The employment agreement provides for two equity awards in connection with Mr. Konezny’s commencement of employment. He will receive a stock option to purchase 325,000 shares of our common stock, which will vest as to 25% of the shares on each of the first four anniversaries of the grant date, and will have a term of eight years. He also will receive a restricted stock unit in the amount of 175,000 shares of our common stock, which will vest as to 25% of the shares on each of the first four anniversaries of the grant date. These equity awards granted to Mr. Konezny will vest in connection with a change in control, vest as to the tranche of shares scheduled to vest on the immediately following vest date. They will vest as to all shares if his employment is terminated without cause or terminates for good reason within one year of the change in control.

Joseph T. Dunsmore. We and Mr. Dunsmore are parties to an employment agreement dated September 27, 2006 which set the minimum level of Mr. Dunsmore’s base salary at $375,000. In connection with his retirement announcement, we entered into the Transition Agreement dated April 22, 2014 with Mr. Dunsmore which amended certain provisions of his employment agreement with respect to severance and benefits payments associated with the termination of his employment or a change in control.

Under the Transition Agreement, we agreed to provide the following compensation and benefits to Mr. Dunsmore: (i) an amount equal to his annual base salary paid in a lump sum following termination of his employment, (ii) an amount equal to his annual base salary paid on regular payroll dates over the year commencing on the first anniversary of termination of his employment, (iii) a pro rata payout of his annual cash incentive for the period from October 1 to December 31, 2014, based on our actual performance against target for fiscal 2015, (iv) continued coverage of medical and dental benefits for one year following termination of employment, and (v) reimbursement of Mr. Dunsmore’s legal fees in reviewing the Transition Agreement, up to $10,000.

In the event of Mr. Dunsmore’s death prior to December 31, 2014, the Company will pay to Mr. Dunsmore’s beneficiary the above mentioned one year lump sum payment, and will be relieved of our obligation to provide additional compensation and benefits. In the event of a change in control of the Company prior to December 31, 2014, we will accelerate the one year lump sum payment, and the other compensation and benefits will be provided as set forth in the transition agreement. As a condition to receiving the above compensation and benefits, Mr. Dunsmore must comply with the covenants in his employment agreement regarding confidentiality, non-competition and non-solicitation, and he was required to sign and not rescind a release of claims in favor of us.

Under the employment agreement, Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine the actual bonus earned based on actual performance against plan as determined through his annual cash incentive plan.

The employment agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which we generally provide to our other employees under our applicable plans and policies. The stock options awarded to him vest upon a change-in-control of our Company or termination of employment due to death or disability.

Steven E. Snyder. We and Mr. Snyder are parties to a letter agreement dated October 28, 2010. Under this agreement, if Mr. Snyder’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and our actual financial performance against plan as determined through his annual cash incentive compensation plan.

Michael R. Dannenfeldt. We and Mr. Dannenfeldt are parties to an employment agreement effective October 31, 2012 that was to expire October 31, 2015. The employment agreement provides for a six months’ notice by the Company of the employee’s termination without cause and six months’ notice of termination of the employment agreement by the employee. In November 2014, we accepted Mr. Dannenfeldt’s resignation of employment effective November 26, 2014.

Kevin C. Riley. We and Mr. Riley are parties to a letter agreement dated January 23, 2013. Under this agreement, if Mr. Riley’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and our actual financial performance against plan as determined through his annual cash incentive compensation plan.

Joel K. Young. We and Mr. Young are parties to a letter agreement dated July 30, 2007. The letter agreement provides that if Mr. Young’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and actual financial performance against plan as determined through his annual cash incentive compensation plan.

Potential Payments Upon Termination or Change in Control

The table that follows provides the estimated payments and benefits that would be provided to our Named Executives or their beneficiaries under the employment agreements and equity compensation plans described above under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on September 30, 2014. For these purposes, “cause” generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties, or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests. Mr. Dannenfeldt is not included in these tables as he voluntarily resigned his employment with us effective November 26, 2014 without any right to receive further payments or benefits.

Compensation Element	Involuntary Termination Without Cause ($)	Death, Disability or Change in Control (single or Double trigger, as applicable) (1)($)
Severance(2) Joseph T. Dunsmore Steven E. Snyder Kevin C. Riley Joel K. Young	872,000 281,000 261,250 268,000	— — — —
Pro Rata Bonus(3) Joseph T. Dunsmore Steven E. Snyder Kevin C. Riley Joel K. Young	186,303 65,377 98,880 76,486	— — — —
Accelerated Stock Options(4) Joseph T. Dunsmore Steven E. Snyder Kevin C. Riley Joel K. Young	— — — —	— — — —
Accelerated Restricted Stock Units(5) Joseph T. Dunsmore Steven E. Snyder Kevin C. Riley Joel K. Young	N/A — — —	N/A 93,750 168,750 93,750
Total Joseph T. Dunsmore Steven E. Snyder Kevin C. Riley Joel K. Young	1,058,303 346,377 360,130 344,486	— 93,750 168,750 93,750

(1)

Accelerated vesting of equity awards is single trigger (upon change in control) for Mr. Dunsmore and double trigger (upon termination without cause or for good reason within twelve months following a change in control) for other Named Executives. If the Named Executives’ employment is involuntarily terminated without cause in connection with or following a change in control, the Named Executive would also receive the payment and benefits in the “Involuntary Termination Without Cause” column.

(2)	Severance arrangements generally provide Mr. Dunsmore with two years of base salary. Those agreements generally provide Messrs. Snyder, Young, and Riley with one year of base salary.

(3)

Pro rata bonus is based on the number of months that the individual was employed during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. For purposes of this presentation, since the assumed date of termination was September 30, 2014, the bonus amount shown is the actual cash incentive earned for all of fiscal 2014.

(4)

Amounts represent the intrinsic value of stock option awards as of September 30, 2014 for which the vesting was accelerated. The value entered is based on the difference between $7.50, the closing price of our Common Stock on September 30, 2014 (the last trading day of the fiscal year), and the option exercise price. Because the respective exercise prices were less than the closing price in each case, all such stock option awards were out of the money.

(5)

Amounts represent the value of unvested restricted stock units granted on May 27, 2014 using the closing price of $7.50 of our Common Stock on September 30, 2014 (the last trading day of the fiscal year).

COMPENSATION OF DIRECTORS

The fiscal 2014 director compensation program provided non-employee directors with a combination of cash and restricted stock units that resulted in an annual aggregate value ranging from approximately $120,000 to $135,000 per director depending on committee service in fiscal 2014.

The Compensation Committee conducts periodic competitive reviews of the compensation plan of non-employee directors. For fiscal 2014, a competitive analysis of director compensation as compared to our peer group was provided by our Vice President of Human Resources. This analysis provided details on total compensation levels and committee service fees for directors in our peer group as well as the allocation of compensation between cash and equity. A similar review is scheduled to be conducted for fiscal 2015 after the date of this proxy. In connection with the appointment of William N. Priesmeyer as our non-executive Chairman of the Board effective December 17, 2014, the Committee reviewed compensation for this position based on an analysis of compensation for such positions at other similarly situated companies prepared by our Vice President of Human Resources. The Committee has determined annual compensation for this position will be $35,000, which represents approximately the 50th percentile of compensation for similar positions based on the analysis provided to the Committee.

The director compensation plan continues to provide an annual equity award, in the form of restricted stock units, valued at $70,000. This award is made at the regularly scheduled meeting of the Compensation Committee in January following the annual meeting of stockholders and the public announcement of first fiscal quarter financial results. These restricted stock units are scheduled to vest in full after one year. In addition, a newly elected director generally will be awarded a one-time restricted stock unit ward valued at $100,000 upon appointment. These restricted stock units are scheduled to fully vest over two years.

The following table describes the compensation arrangements with our non-employee directors effective January 1, 2015:

Compensation Element	Amount Payable ($)
Annual Cash Retainers(1)
• Board Member	40,000

• Audit Committee Chair	18,000

• Compensation Committee Chair	10,000

• Nominating & Governance Committee Chair	10,000

• Lead Director (through December 16, 2014)	15,000

• Chairman of the Board (commencing December 17, 2014)	35,000

• Audit Committee Member	9,000

• Compensation Committee Member	5,000

• Nominating & Governance Committee Member	5,000

Annual Equity Award(2)	70,000	(2)

New Director Equity Award	100,000	(3)

(1)	Retainers are paid in quarterly installments each representing 25% of total annual retainer amount.
(2)

An annual equity award is provided to each non-employee director on or near the date of the annual meeting of stockholders and each such award becomes fully vested after one year. Beginning in fiscal 2014, this has been delivered in the form of restricted stock units. The amount of the annual equity award indicated in the table represents the target valuation of the equity award. For fiscal 2014, the actual number of restricted stock units awarded was determined by dividing the targeted restricted stock unit award value of $70,000 by the closing price of the Company’s Common Stock on the date the award was granted, January 28, 2014.

(3)

A one-time equity award consisting of restricted stock units received by each director elected for the first time to the Board. The amount indicated in the table represents the valuation target of the equity award.

The following table summarizes compensation provided to each non-employee director during fiscal 2014:

Director Compensation for Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Total ($)
Guy C. Jackson	60,375	69,995	130,370
Satbir Khanuja, Ph.D.(1)	55,000	69,995	124,995
Kenneth E. Millard	57,250	69,995	127,245
Ahmed Nawaz	60,750	69,995	130,745
William N. Priesmeyer	55,625	69,995	125,620
Girish Rishi(1)	50,000	69,995	119,995

(1)	Includes fees earned during fiscal 2013 but paid during fiscal 2014 in the amount of $7,000 for Dr. Khanuja and $5,000 for Mr. Rishi.
(2)

The “Stock Awards” column presents the aggregate grant date fair value of restricted stock units granted to each non-employee director during fiscal 2014 as computed in accordance with ASC 718. The fair value of each restricted stock unit was considered to be the closing price of the Company’s Common Stock on the date the restricted stock unit was granted.

(3)

Information regarding the restricted stock units granted to the non-employee directors during fiscal 2014, and their aggregate stock options and restricted stock units outstanding at September 30, 2014, is contained in the following table:

Name	Grant Date	Number of RSUs Awarded (#)	Stock Award Price ($)	Grant Date Fair Value of RSU(a) ($)	Total Number of RSUs Outstanding at 9/30/14	Total Number of Shares Underlying Options at 9/30/14(b) (#)
Guy C. Jackson	1/28/14	6,869	10.19	69,995	6,869	140,681
Satbir Khanuja, Ph.D.	1/28/14	6,869	10.19	69,995	11,795	—
Kenneth E. Millard	1/28/14	6,869	10.19	69,995	6,869	109,681
Ahmed Nawaz	1/28/14	6,869	10.19	69,995	6,869	112,515
William N. Priesmeyer	1/28/14	6,869	10.19	69,995	6,869	124,431
Girish Rishi	1/28/14	6,869	10.19	69,995	11,795	—

(a)	This column shows the full grant date fair value under authoritative guidance issued by ASC 718 of the restricted stock units granted to the non-employee directors in fiscal 2014.
(b)

All options granted to non-employee directors have an exercise price equal to the closing price of our Common Stock on the date of grant. All options were granted prior to fiscal 2013 and options became fully vested on the date of the annual meeting of stockholders the year following the date of grant.

RELATED PERSON TRANSACTION APPROVAL POLICY

Our Board of Directors has adopted a written policy (the “Related Person Transaction Approval Policy”) regarding transactions with any “Related Person,” which is defined to include any of our directors or nominees for directors, executive officers and greater than five percent stockholders and any of their respective immediate family members. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with Related Persons that are required to be disclosed under the rules of the Securities and Exchange Commission.

The Related Person Transaction Approval Policy covers “Related Person Transactions” (as defined below) between us and any Related Person. Related Person Transactions include any transactions, arrangements or relationships involving the payment of money or other value involving us and in which a Related Person has a direct or indirect interest. A Related Person Transaction does not include:

•	payments of compensation to Related Persons for the Related Person’s service to us as a director, officer or employee;

•	transactions available to all employees or all stockholders on the same terms; or

•

transactions, which when aggregated with the amount of all other transactions between us and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

The Audit Committee must approve a Related Person Transaction prior to commencement of the transaction, except where the transaction is identified after it has commenced or first becomes a Related Person Transaction, in which case the Related Person Transaction will be brought before the Audit Committee for ratification. Our executives are responsible for disclosing all material information pertaining to any Related Person Transaction to the Audit Committee prior to entering into the transaction. The Audit Committee Chairperson has been granted the authority to approve transactions that arise between Audit Committee meetings provided that any actions taken by the Chairperson pursuant to such authority must be reported to the Audit Committee at its next regularly scheduled meeting.

While the Audit Committee is permitted to use any factors it deems appropriate in determining whether to approve a Related Person Transaction, the Related Person Transaction Approval Policy requires the Audit Committee, at a minimum, to consider:

•	the fairness of the terms to us;

•	materiality of the transaction to us;

•	the role of the Related Person in arranging the Related Person Transaction;

•	the structure of the Related Person Transaction; and

•	the interests of all Related Persons in the Related Person Transaction.

The Audit Committee will only approve a Related Person Transaction if the Committee determines it is beneficial and fair to us.

For fiscal 2014, the Audit Committee did not evaluate any Related Party Transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2014.

Equity Compensation Plan Information

The following table gives information as of September 30, 2014 about the Company’s equity compensation plans, under which shares of its Common Stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	5,914,887	(2)	$10.32	2,585,450	(3)
Equity Compensation Plans Not Approved by Security Holders(4)	285,277		$13.71	—

Total	6,200,164		$10.48	2,585,450

(1)	Calculation excludes shares subject to restricted stock unit awards since they do not have an exercise price.
(2)

Includes 93,352 shares issuable pursuant to restricted stock unit awards, of which 83,500 awards were granted under the Company’s stockholder-approved 2014 Omnibus Incentive Plan and 9,852 awards were granted under the Company’s Stockholder approved 2013 Omnibus Incentive Plan.

(3)

Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of options, warrants or rights, as follows: 1,844,072 shares under the Company’s 2014 Omnibus Incentive Plan and 741,378 shares under the Company’s Employee Stock Purchase Plan. The Company’s 2013 Omnibus Incentive Plan, 2000 Omnibus Stock Plan and Digi International Stock Option Plan remain in effect, but the Company shall make no additional awards from these plans.

(4)	Relates to the Digi International Inc. Non-Officer Stock Option Plan only.

Equity Compensation Plan Not Approved by Stockholders – Digi International Inc. Non-Officer Stock Option Plan

In April 1998, the Board adopted the Digi International Inc. Non-Officer Stock Option Plan (the “Non-Officer Plan”). The Non-Officer Plan has not been approved by the stockholders of the Company.

Plan Administration

The Non-Officer Plan is administered by the Compensation Committee.

Shares Subject to the Non-Officer Plan

As of September 30, 2014, 285,277 shares of the Company’s Common Stock were subject to outstanding awards granted under the Non-Officer Plan. No shares are available for future award grants, and no additional awards may be made under this Plan. Pursuant to the Non-Officer Plan, the Compensation Committee must adjust the number of shares and the purchase price per share to give effect to adjustments made in the number of outstanding shares of Common Stock of the Company pursuant to mergers, consolidations, splits, combinations, or other changes in capitalization as described in the Non-Officer Plan.

Eligibility

All employees of the Company and its subsidiaries who are not also officers or directors of the Company, and consultants to the Company or its subsidiaries, were eligible to receive awards under the Non-Officer Plan.

Incentive and Non-Statutory Stock Options

The Non-Officer Plan authorizes the grant of non-statutory stock options. Because the Non-Officer Plan has not been approved by the Company’s stockholders, under the Internal Revenue Code of 1986, as amended, incentive stock options were not granted under the Non-Officer Plan. The exercise price of an option was determined by the Compensation Committee. The exercise price could not be less than 50% of the fair market value, as defined in the Non-Officer Plan, of the Company’s Common Stock on the date the option is granted. Stock options could be granted and exercised at such times as the Compensation Committee may determine, provided that the term could not exceed ten years from the date of grant. The purchase price for Common Stock upon the exercise of stock options may be payable in cash, bank draft or money order, by delivery of shares of Company Common Stock having a fair market value on the date the option is exercised equal to all or any part of the option price of the Common Stock being purchased or any combination of the above.

Transferability and Termination of Options

The Non-Officer Plan allows the recipient to transfer options to members of his or her immediate family under certain circumstances. Other than such transfers to family members, no option shall be assignable or transferable by the recipient other than by will or the laws of descent and distribution. If a recipient’s employment or other relationship with the Company or its affiliates is terminated for any reason other than death or disability, then any unexercised portion of such recipient’s award will generally be forfeited, except as provided in the Non-Officer Plan or such recipient’s agreement or by the Compensation Committee. Upon death or disability, any unexercised portion of such recipient’s award will automatically vest. Upon a change in control as described in the Non-Officer Plan, the Compensation Committee shall declare all outstanding options cancelled at the time of the change in control in exchange for cash in the amount described in the Non-Officer Plan unless appropriate provisions have been made for the protection of the outstanding options by the substitution of such options for options to purchase appropriate stock of the surviving entity in the change in control.

Adjustments, Modifications, Termination

The Non-Officer Plan gives the Board the right to amend, suspend or discontinue the Non-Officer Plan. Amendments to the Non-Officer Plan are subject to stockholder approval, however, if needed to comply with applicable laws or regulations. The Compensation Committee may generally also alter or amend any agreement covering an award granted under the Non-Officer Plan to the extent permitted by law.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking a non-binding advisory vote from stockholders to approve the compensation as disclosed in the CD&A, tabular disclosures and related narrative of this Proxy Statement.

Our compensation programs are structured to align the interests of our executives with the interests of our stockholders by rewarding sustained financial and operating performance and the creation of stockholder value. More specifically, our programs:

•	Utilize a mix of cash and equity compensation with varying time triggers for payment and financial measures that reward sustained financial performance; and

•	Place a significant emphasis on the opportunity for incentive compensation, thus aligning total direct compensation with Company performance.

Our Compensation Committee, composed of four independent, non-employee directors, discharges the Board of Directors’ responsibilities with respect to all forms of compensation for Named Executives as well as general oversight of compensation plans. The Compensation Committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate.

Stockholders are urged to read the CD&A, which discusses in-depth how our compensation programs are aligned with our performance and the creation of stockholder value. The Compensation Committee and the Board of Directors believe that the policies and practices described in the CD&A effectively implement our pay-for-performance compensation philosophy.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE COMPENSATION COMMITTEE, RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING NON-BINDING RESOLUTION:

“RESOLVED, that the stockholders approve the compensation awarded to the Named Executives, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement.”

Effect of Proposal

The Say-on-Pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address any stockholder disapproval remains with the Board of Directors and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of our Company and its stockholders.

The Board values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote on executive compensation and stockholder opinions received from other communications when making future compensation decisions.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, or one of its predecessors, has been the independent registered public accounting firm for us since 1986. The Audit Committee has again selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2015, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Audit and Non-Audit Fees

The following table presents fees for fiscal 2014 and 2013 for professional audit services performed by PricewaterhouseCoopers for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements for each quarter in fiscal 2014 and 2013 and all other services performed:

	Year Ended September 30
	2014	2013
Audit Fees	$855,046	$914,040
Audit-Related Fees	—	4,206
Tax Fees	101,259	101,417
All Other Fees	—	—

Total	$956,305	$1,019,663

The Audit Committee pre-approved all of the services described above pursuant to engagements that occurred in fiscal 2014 and 2013.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and each recurring permissible non-audit service to be provided by the independent registered public accounting firm during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegates authority to grant such pre-approvals during the year between Audit Committee meetings to the Audit Committee Chairman. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015.

ADDITIONAL MATTERS

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including our consolidated financial statements, is being mailed or made available with this Proxy Statement.

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.

By Order of the Board of Directors,

David H. Sampsell

Vice President, General Counsel & Corporate Secretary

Dated: December 12, 2014

DIGI INTERNATIONAL INC. ATTN: OFFICE OF GENERAL COUNSEL 11001 BREN RD. EAST MINNETONKA, MN 55343

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M80113-P57053                KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DIGI INTERNATIONAL INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1. Election of Directors

Nominee for the term expiring in 2017

01) Ronald E. Konezny

Nominees for the term expiring in 2018

02) William N. Priesmeyer 03) Girish Rishi

The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain
2. Company proposal to cast a non-binding advisory vote on executive compensation.					☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered pubilc accounting firm of the company for the 2015 fiscal year.					☐	☐	☐

NOTE: If any other matters properly come before the annual meeting calling for a vote of stockholders, the shares represented by this proxy will be voted by the persons named herein in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

DIGI INTERNATIONAL INC.

11001 Bren Road East

Minnetonka, Minnesota 55343

Annual Meeting of Stockholders

January 26, 2015

3:30 P.M.

Minneapolis Marriott Southwest

5801 Opus Parkway

Minnetonka, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M80114-P57053

DIGI INTERNATIONAL INC.

Annual Meeting of Stockholders

January 26, 2015, 3:30 P.M.

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Steven E. Snyder and David H. Sampsell, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all shares of Common Stock of Digi International Inc. held of record by the undersigned at the close of business on November 28, 2014, at the Annual Meeting of Stockholders to be held on January 26, 2015, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side